Exhibit 10.6
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (the “Agreement”) is made and entered into this 20 day of August, 2008, by and between infoGroup, Inc. (“Company”) and Vinod Gupta (“Employee”).
RECITALS
     WHEREAS, Employee’s employment with Company has been terminated as the result of his resignation effective August 20, 2008, and it is the parties’ intent that the termination constitutes a “Separation from Service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations thereunder;
     WHEREAS, Employee is not eligible for severance benefits under any current policy or practice of Company; and
     WHEREAS, Company desires to pay Employee additional compensation in the form of severance on the terms set forth below.
     NOW THEREFORE, in consideration of promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
     1. Termination of Employment. Employee’s employment with Company terminated effective August 20, 2008 (the “Termination Date”).
     a. Final Compensation. Employee shall receive Employee’s final paycheck, less applicable withholdings, on the next regular payday following the Termination Date, in accordance with Company’s regular payroll practices. Employee’s final paycheck will include all accrued, unused vacation time owed to Employee as of the Termination Date. All employee benefits terminated on the Termination Date, and Employee acknowledges that Employee is not entitled to any additional amounts from Company for wages, bonuses, or benefits, of any kind, except as expressly set forth in this Agreement. If Employee is entitled to receive commission payments for the period up to the Termination Date, any such commission payments will be made in accordance with the commission agreement signed by Employee, or other applicable agreement. Employee will also receive reimbursement for any preapproved business expenses properly submitted in accordance with the expense policy.
     b. 401(k) Plan. If Employee is a participant in the infoGROUP, Inc. 401(k) Plan (the “Plan”), Employee’s vested balance in the Plan shall be held, paid or rolled over pursuant to the Plan provisions. Contributions to the infoGROUP, Inc. 401k Plan will not continue following the Termination Date.
     c. Stock. If Employee is a shareholder of infoGROUP, Inc., Employee will be able to sell and transfer Employee’s shares of stock pursuant to the terms and conditions of the relevant stock purchase or option plan.

     2. Severance. In consideration of Employee’s execution of this Agreement, Employee shall receive the following:
     a. Severance Pay. Employee shall receive severance pay totaling $10,000,000.00 (the “Severance Payments”). The Severance Payments shall be paid in cash as follows: Employee will be paid $5,000,000.00 within sixty days of the execution of this Agreement (“First Severance Payment”). Employee will be paid an additional $5,000,000.00 one business day following the Company’s 2009 annual shareholders’ meeting. (“Second Severance Payment.”) The Company retains the right to offset the Second Severance Payment by any amount Employee owes to the Company under the settlement agreement dated August 20, 2008 (the “Settlement Agreement”) in the case of In Re: infoUSA, Inc. Shareholders Litigation (Consolidated C.A. No. 1956-CC) (the “Delaware Derivative Action”) in the event Employee fails to make a payment when due and payable. Company shall use its best efforts in the Delaware Derivative Action to obtain all necessary court approvals of the Settlement Agreement over any objections by the stockholder plaintiffs or any other person. All Severance Payments shall be net of deductions of applicable withholding taxes. Employee acknowledges that Employee is only eligible for the severance pay if Employee signs this Agreement and complies with its terms. For purposes of Section 409A of the Code, Employee’s right to receive the payments described herein shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.
     b. Medical Insurance/COBRA Coverage. Employee’s group medical insurance terminates on August 31, 2008, and for a twelve (12) month period after the Effective Date, Company shall continue to provide Employee and his eligible family members with medical and dental health benefits at least equal to those which would have been provided to Employee and such family members if his employment had not been terminated; provided, however, that if Employee becomes re-employed with another employer and is eligible to receive such benefits under another employer’s plans, Company’s obligations under this Section 2(b) shall be reduced to the extent comparable benefits are actually received by Employee during the twelve (12) month period following the Effective Date. At the termination of the medical and dental benefits coverage under the preceding sentence, Employee and his eligible dependents shall be entitled to continuation coverage pursuant to section 4980B of the Code, commonly known as COBRA (the “COBRA Coverage”). If Employee elects COBRA Coverage, Employee shall be responsible for paying Company 100% of the COBRA premium for the COBRA Coverage period.
     c. No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment, and except as otherwise described above, the amount of any payment or benefit provided for in this Section 2 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company, or otherwise.
     3. Release. Employee hereby releases and forever discharges Company, its parent, subsidiaries and affiliates, and their respective current and former shareholders, officers, directors, employees, attorneys, representatives and agents (collectively, the “Company Released Parties), from any and all claims, damages (including attorney fees), demands, actions or causes of action of any kind or nature, whether known or unknown, whether under contract or tort, that Employee, Employee’s heirs, executors, administrators, successors and assigns have, or may have, arising out of Employee’s employment with Company and/or the termination thereof, (collectively the “Claims”) including, but not limited to, any Claims under any federal, state or local statutory or common laws, including, but not limited to, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, Americans with Disabilities Act, Fair Labor Standards Act, Family and Medical Leave Act, Employee Retirement Income Security Act, the Nebraska Fair Employment Practice Act, and the Nebraska Wage Payment and Collection Act, all as amended; provided however, that Employee’s release shall not extend to any rights or claims for advancement or indemnification. Employee hereby acknowledges and agrees that Employee is knowingly and voluntarily releasing and waiving all Claims that Employee has or may have against the Company Released Parties as described above. Company hereby releases and forever discharges Employee, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Employee Released Parties”), from any and all claims, damages (including attorney fees), demands, actions or causes of action of any kind or nature, whether known or unknown, whether under contract or tort, that Company or the Company Released Parties have, or may have, arising out of Employee’s employment with Company and/or the termination thereof.
     4. No Admission. Employee and Company agree that neither this Agreement nor any obligations under this Agreement constitute an admission by Company or Employee of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories.
     5. Interest. Each party represents and warrants that such party has the sole right and exclusive authority to execute this Agreement, and that such party has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement. Employee acknowledges that, as of the date of this Agreement, Employee has not initiated any administrative or legal proceeding of any kind against the Company Released Parties, and Company acknowledges that, as of the date of this Agreement, Company has not initiated any administrative or legal proceeding of any kind against the Employee Released Parties.
     6. Confidential Information. Employee acknowledges that Employee’s employment with Company necessarily involved access to and familiarity with highly sensitive and proprietary information regarding Company’s products, services, intellectual property (including, but not limited to, patents, trademarks, copyrights, mask works, trade secrets, business processes, software and the source code thereof), customers, prospective customers, vendors, suppliers, pricing and costing information, marketing strategies, business plans, methods, financial information and other related information (collectively referred to herein as “Confidential Information”). Employee agrees that the Confidential Information was entrusted to Employee solely for use in Employee’s capacity as an employee of Company. Employee will forever treat all matters relating to Company’s business as Confidential Information, and Employee agrees not to use, give or divulge such Confidential Information to any third party unless such Confidential Information becomes publicly available other than by a breach of any confidentiality agreement or obligation.
     7. Return of Property. Employee agrees that Employee has returned, or will return within 7 business days of the date hereof, to Company all Company property of every kind provided to Employee in connection with his employment (other than business equipment installed in his residences), including but not limited to, all books, keys, records, computer passwords, lists and other written or printed materials, whether furnished by Company or prepared by Employee. Employee agrees that Employee will neither make nor retain any copies of such materials after the Termination Date, and the parties agree that this Section 7 shall not apply to any materials provided to Employee in his capacity as a member of Company’s Board of Directors.
     8. Non-Solicitation of Employees. To protect Company’s interest in its Confidential Information and goodwill, Employee agrees that, for the period beginning on the Termination Date and ending on the date of the 2009 annual shareholders’ meeting, Employee will not, in any capacity, either directly or indirectly, recruit, solicit, or induce, or attempt to induce any employee of Company to terminate his or her employment with Company and will not assist any third party in undertaking any of the foregoing; provided, however, that a general advertisement to which a Company employee responds shall in no event be deemed to result in a breach of this Section 8.
     9. Non-Solicitation of Customers, Clients or Accounts. Employee agrees that for the period beginning on the Termination Date and ending on the date of the 2009 annual shareholders’ meeting, Employee will not, directly or indirectly, solicit business that is competitive with the Company’s business for himself or any other person from any customers, clients or accounts, or prospective customers, clients or accounts of the Company, or in any way engage in business with persons with whom Employee had direct or indirect contact on behalf of the Company.
     10. Non-Competition. Employee hereby agrees not to directly or indirectly compete with the business of the Company and its successors and assigns for the period beginning on the Termination Date and ending on the date of the 2009 annual shareholders’ meeting. The term “not compete” as used herein shall mean that the Employee shall not own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, (a) the present business of the Company, or (b) such other business activity in which the Company engages during the period described in this Section 10; provided, however, that Employee’s ownership of less than 1% of the publicly traded securities of any publicly traded entity which engages in an activity described in (a) or (b) shall not violate the terms of Section 10.
     11. Nondisparagement. Employee and Company agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning (a) in the case of Employee, the Company and the Company Released Parties; the products, services or programs provided or to be provided by the Released Parties; the business affairs or the financial condition of the Released Parties, (b) in the case of Company, Employee and the Employee Released Parties; or (c) with respect to either party, the circumstances surrounding Employee’s employment and/or the termination thereof. The previous sentence does not apply to comments made during legal or administrative investigations or proceedings, or otherwise as required by law.
     12. Remedies. Employee and Company expressly acknowledge that any breach or violation of any of the covenants or agreements contained in this Agreement will cause immediate and irreparable injury. In the event of a breach or threatened or intended breach of this Agreement by a party, the counterparty, in addition to all other legal and equitable remedies available to it, shall be entitled to injunctive relief to enforce this Agreement.
     13. Review Period. This Agreement affects the legal rights of the parties. Employee should consult with an attorney prior to signing this Agreement. Employee’s signature below acknowledges and confirms that this Agreement is written in a manner that Employee understands, that Employee has read and fully understands this Agreement, and that Employee has signed this Agreement freely and voluntarily. Employee acknowledges that Employee has been given up to twenty one (21) days to consider signing this Agreement (the “Review Period”). Employee may sign this Agreement before the expiration of the Review Period by signing and delivering to Company this Agreement and the Waiver of the 21-Day Review Period attached hereto as Exhibit “A” and incorporated by this reference.
     14. Indemnification; Advancement. Notwithstanding anything to the contrary herein, Employee shall retain all indemnification, advancement and liability insurance rights he possesses immediately prior to his execution of this Agreement. Employee will have no indemnification rights with respect to any payments made by him pursuant to the Settlement Agreement dated August 20, 2008.
     15. Right of Revocation. Employee acknowledges and understands that Employee may revoke this Agreement for a period of up to seven (7) days after Employee executes it (not counting the day it is signed). Employee acknowledges and understands that revocation of this Agreement shall not act as revocation of Employee’s resignation dated August 20, 2008. To revoke this Agreement, Employee must give written notice to Company stating that Employee wishes to revoke this Agreement, by providing notice by hand-delivery, mail or facsimile to:
infoGROUP, Inc.
Attn: Director of Human Resources
5711 S. 86th Cir.
P.O Box 27347
Omaha, NE 68127-0347
Fax: 402-537-6045
This Agreement shall become effective and enforceable on the eighth day following Employee’s signing of this Agreement (“Effective Date”).
     16. General.
     a. Jurisdiction and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska. Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Omaha, Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.
     b. Assignability. This Agreement and the rights, interests and obligations of Company hereunder shall be assignable to and shall inure to the benefit of any parent, subsidiary or affiliate of Company or to any person, corporation, partnership or entity that succeeds to all or substantially all of the business or assets of Company, and Company shall require any such successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.
     c. Entire Agreement. Except as provided in the Settlement Agreement and the related voting agreement approved in connection with the settlement of the Delaware Derivative Action, this Agreement, including the initial paragraph, the recitals to this Agreement, and the Exhibits to this Agreement, each of which is incorporated herein and made part of this Agreement by this reference, constitutes the entire agreement and understanding of the parties relating to all of the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties concerning such subject matter. The previous sentence notwithstanding, Employee acknowledges that as an employee of Company, Employee was subject to other policies and agreements intended for the protection of Company’s Confidential Information, and as such, Employee expressly acknowledges that all such policies and agreements are not superseded herein and shall be used together with this Agreement to protect Company’s interest in its Confidential Information to the fullest extent allowed by law. This Agreement shall inure to the benefit of and shall be binding upon Employee and Employee’s heirs, executors, personal representatives and legal representatives. This Agreement may not be modified or supplemented except by a written instrument signed by each of the parties.
     d. Reformation & Severability. Employee and Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable. Employee and Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.
     e. Public Disclosure. The parties acknowledge that this Agreement will be filed with the Securities and Exchange Commission and that Employee’s resignation will also be announced publicly.
     f. Counterparts/Electronic Transmission. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or other electronic method, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     The parties hereto have executed this Separation Agreement and General Release as of the day and year first above written.

infoGROUP, INC.		VINOD GUPTA

By	/s/ John H. Longwell	/s/ Vinod Gupta

Its:	Executive Vice President for Business Conduct & General Counsel

EXHIBIT “A”

WAIVER OF 21-DAY REVIEW PERIOD
     I, the undersigned, hereby knowingly and voluntarily waive the twenty-one day review period to consider the Separation Agreement and General Release (“Agreement”) set forth above. I fully understand and agree that by signing this WAIVER I surrender for all time whatever right(s) and/or claim(s) I may have to challenge the Agreement set forth above because a full twenty-one days did not expire before I signed said Agreement in exchange for expediting implementation of the terms of the Agreement. I have read, fully understand and consent to the terms of this WAIVER and I sign it in the absence of fraud, duress, undue influence or reliance upon any oral and/or written representations not included in the terms of this WAIVER.

Dated:	8/20/08	/s/ Vinod Gupta

Vinod Gupta